Exhibit 99.1

FMC Corporation 1735 Market Street Philadelphia, PA 19103 215.299.6000 phone 215.299.5998 fax
News Release For Release: Immediate	www.fmc.com

Media contact: Jim Fitzwater – 215.299.6633

Investor relations contact: Brennen Arndt – 215.299.6266

FMC Corporation Announces Third Quarter 2009 Results

•	Third quarter 2009 earnings of $0.89 per diluted share before restructuring and other income and charges

•	Full-year 2009 outlook narrowed to $4.05 to $4.15 per diluted share before restructuring and other income and charges

PHILADELPHIA, October 28, 2009 – FMC Corporation (NYSE:FMC) today reported net income of $28.0 million, or $0.38 per diluted share, in the third quarter of 2009, versus net income of $80.0 million, or $1.05 per diluted share, in the third quarter of 2008. Net income in the current quarter included restructuring and other income and charges of $37.3 million after-tax, or charges of $0.51 per diluted share, versus restructuring and other income and charges of $5.6 million after-tax, or charges of $0.08 per diluted share, in the prior-year quarter. Excluding these items in both periods, the company earned $0.89 per diluted share in the current quarter, a decrease of 21 percent versus $1.13 per diluted share in the prior-year quarter. Third quarter revenue of $713.3 million was 13 percent lower than $820.8 million in the prior year.

William G. Walter, FMC chairman, president and chief executive officer, said, “Our third quarter results were consistent with our expectations. We realized continued strong performance in our businesses serving end markets less sensitive to the economy. And in our businesses with end markets more sensitive to the economy, though volumes were lower than a year ago, demand in each improved on a sequential basis relative to the second quarter with further improvement expected in the fourth quarter. Agricultural Products’ results were driven by strong Latin American performance and lower raw material costs. Specialty Chemicals’ earnings growth was the result of outstanding commercial performance in BioPolymer. Industrial Chemicals’ results were impacted by lower volumes across its businesses and reduced selling prices in phosphates. As we complete 2009, we are confident that most impacts of the global recession are behind us.”

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Revenue in Agricultural Products of $268.3 million increased 2 percent versus the prior-year quarter, as sales gains in Brazil, driven by growth in planted acres in key crops, and in non-crop markets were partially offset by lower volumes in North America and Europe. Segment earnings of $59.2 million increased 34 percent versus the year-ago quarter, reflecting the sales growth in Brazil, lower raw material costs and favorable currency comparisons relative to the prior-year quarter.

Revenue in Specialty Chemicals was $191.7 million, down 3 percent versus year ago quarter. Strong commercial performance and the benefit of acquisitions in BioPolymer were more than offset by lower lithium volumes. Segment earnings of $40.9 million were 14 percent higher than the year-ago quarter, driven by revenue gains in BioPolymer partially offset by lower lithium volumes.

Revenue in Industrial Chemicals of $254.4 million declined 29 percent from the prior-year quarter, as lower volumes across the segment and reduced phosphate selling prices more than offset higher selling prices in most product lines. Segment earnings of $20.7 million were 69 percent lower than the year-ago quarter, driven by the lower sales partially offset by lower raw material costs, primarily phosphate rock, and energy costs.

Corporate expense was $10.3 million, down from $12.5 million in the prior-year quarter. Interest expense, net, was $6.2 million, as compared to $7.5 million in the year-ago quarter. On September 30, 2009, gross consolidated debt was $613.6 million, and debt, net of cash, was $553.7 million. For the quarter, depreciation and amortization was $32.3 million and capital expenditures were $35.0 million.

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Page 3 / FMC Corporation Announces Third Quarter 2009 Results

Nine Months Results

Revenue was $2,104.1 million, a decrease of 12 percent as compared with $2,377.6 million in the prior-year period. Net income was $166.4 million, 36 percent lower than $258.3 million in the year-earlier period. Net income in the current period included restructuring and other income and charges of $68.8 million, versus restructuring and other income and charges of $17.4 million in the prior-year period. Excluding these charges, the company earned $235.2 million in the first nine months of 2009, a decrease of 15 percent versus $275.7 million in the first nine months of 2008.

Revenue in Agricultural Products was $782.1 million, a decrease of 4 percent versus the prior-year period, as sales gains in North America were more than offset by lower sales in Latin America, primarily Brazil, and unfavorable currency impacts in Europe and Asia. Segment earnings were $242.2 million, an increase of 15 percent from the first nine months of 2008, as a result of higher selling prices, lower raw material costs, continued global supply chain productivity improvements and lower selling and administrative expenses.

Revenue in Specialty Chemicals was $558.9 million, 3 percent lower than the prior-year period, as strong commercial performance in BioPolymer was more than offset by lower lithium volumes. Segment earnings of $119.5 million increased 2 percent versus the year-earlier period as favorable commercial performance in BioPolymer and the benefits of productivity initiatives and acquisitions were partially offset by lower lithium volumes, temporary plant curtailments taken to reduce inventories and unfavorable currency translation.

Revenue in Industrial Chemicals was $766.6 million, a decrease of 22 percent versus the prior-year period, as lower volumes across the segment more than offset higher selling prices in most businesses. Segment earnings of $57.0 million declined 62 percent versus the year-earlier period, driven by lower volumes, higher raw material costs, particularly phosphate rock, and lower phosphate selling prices.

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Corporate expense was $31.9 million, down from $37.4 million in the year-earlier period. Interest expense, net, was $19.7 million, as compared to $24.5 million in the prior-year period. For the period, depreciation and amortization was $93.5 million and capital expenditures were $106.8 million.

Outlook

Regarding the outlook for 2009, Walter said, “For the full year 2009, we have narrowed our outlook for earnings before restructuring and other income and charges to $4.05 to $4.15 per diluted share.”

Walter added, “For the fourth quarter of 2009, we expect earnings before restructuring and other income and charges of $0.85 to $0.95 per diluted share. As compared to the prior-year quarter, in Agricultural Products we look for earnings to increase 35 to 40 percent driven by improved market conditions in Brazil, lower raw material costs and further manufacturing productivity improvements. In Specialty Chemicals, we expect earnings to be up approximately 20 percent with continued strong performance in BioPolymer. In Industrial Chemicals, earnings are expected to be down 30 to 40 percent as reduced selling prices in phosphates and modestly lower volumes across the segment more than offset favorable raw material costs.”

FMC will conduct its third quarter conference call and webcast at 11:00 a.m. ET on Thursday, October 29, 2009. This event will be available live and as a replay on the web at http://www.fmc.com. Prior to the conference call, the company will also provide supplemental information on the web including its 2009 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs over 5,000 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

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Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2008 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30, (a)		Nine Months Ended September 30, (a)
	2009	2008	2009	2008

Revenue	$713.3	$820.8	$2,104.1	$2,377.6

Costs of sales and services	510.0	580.8	1,441.2	1,616.4
Selling, general and administrative expenses	79.8	81.9	234.6	255.6
Research and development expenses	23.2	23.4	64.2	68.2
Restructuring and other charges (income)	32.3	15.6	84.9	18.0

Total costs and expenses	645.3	701.7	1,824.9	1,958.2

Income from operations	68.0	119.1	279.2	419.4

Equity in (earnings) loss of affiliates	(0.9)	(2.3)	(2.4)	(2.9)
Interest expense, net	6.2	7.5	19.7	24.5

Income from continuing operations before income taxes	62.7	113.9	261.9	397.8

Provision (benefit) for income taxes	27.2	23.3	74.2	108.0

Income from continuing operations	35.5	90.6	187.7	289.8
Discontinued operations, net of income taxes	(6.1)	(5.9)	(15.7)	(20.1)

Net income	$29.4	$84.7	$172.0	$269.7

Less: Net income attributable to noncontrolling interests	1.4	4.7	5.6	11.4

Net income attributable to FMC stockholders	$28.0	$80.0	$166.4	$258.3

Amounts attributable to FMC stockholders:
Income from continuing operations, net of tax	$34.1	$85.9	$182.1	$278.4
Discontinued operations, net of tax	(6.1)	(5.9)	(15.7)	(20.1)

Net income	$28.0	$80.0	$166.4	$258.3

Basic earnings (loss) per common share attributable to FMC stockholders:
Income from continuing operations	$0.47	$1.15	$2.52	$3.72
Discontinued operations	(0.08)	(0.08)	(0.22)	(0.27)

Basic earnings per common share	$0.39	$1.07	$2.30	$3.45

Average number of shares used in basic earnings per share computations	72.1	74.2	72.2	74.5

Diluted earnings (loss) per common share attributable to FMC stockholders:
Income from continuing operations	$0.46	$1.13	$2.48	$3.65
Discontinued operations	(0.08)	(0.08)	(0.21)	(0.26)

Diluted earnings per common share	$0.38	$1.05	$2.27	$3.39

Average number of shares used in diluted earnings per share computations	73.1	76.0	73.3	76.3

Other Data:
Capital expenditures	$35.0	$59.5	$106.8	$125.9
Depreciation and amortization expense	$32.3	$32.6	$93.5	$94.3

(a)	On January 1, 2009, FMC adopted new accounting guidance which changes the accounting and reporting for minority interests. This guidance requires that minority interests be recharacterized as noncontrolling interests and that we present a consolidated net income that includes the amount attributable to the noncontrolling interests for all periods presented.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue	$713.3	$820.8	$2,104.1	$2,377.6

Costs of sales and services	507.6	579.8	1,436.5	1,615.4
Selling, general and administrative expenses	79.8	81.9	234.6	255.6
Research and development expenses	23.2	23.4	64.2	68.2

Total costs and expenses	610.6	685.1	1,735.3	1,939.2

Income from operations	102.7	135.7	368.8	438.4

Equity in (earnings) loss of affiliates	(0.9)	(2.3)	(2.4)	(2.9)
Interest expense, net	6.2	7.5	19.7	24.5

Income from continuing operations before income taxes, excluding restructuring and other income and charges	97.4	130.5	351.5	416.8

Provision for income taxes	30.7	40.2	110.7	129.7

After-tax income from continuing operations, excluding restructuring and other income and charges	66.7	90.3	240.8	287.1

Less: Net income attributable to noncontrolling interests	1.4	4.7	5.6	11.4

After-tax income from continuing operations, excluding restructuring and other income and charges, attributable to FMC stockholders*	$65.3	$85.6	$235.2	$275.7

Basic after-tax income from continuing operations per share, excluding restructuring and other income and charges, attributable to FMC stockholders	$0.90	$1.15	$3.25	$3.69

Average number of shares used in basic after-tax income per share computations	72.1	74.2	72.2	74.5

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges, attributable to FMC stockholders	$0.89	$1.13	$3.21	$3.61

Average number of shares used in diluted after-tax income per share computations	73.1	76.0	73.3	76.3

*	The Company believes that the Non-GAAP financial measure “After-tax income from continuing operations, excluding restructuring and other income and charges, attributable to FMC stockholders,” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other income and charges from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

Please see the reconciliation of Non-GAAP financial measures to GAAP financial results.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP) TO AFTER-TAX INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES, ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net income attributable to FMC stockholders (GAAP)	$28.0	$80.0	$166.4	$258.3
Discontinued operations, net of income taxes (a)	6.1	5.9	15.7	20.1
Restructuring and other (income) charges, net (b)	32.3	15.6	84.9	18.0
Purchase accounting inventory fair value impact and other related inventory adjustments (c)	2.4	1.0	4.7	1.0
Tax effect of restructuring and other (income) charges and purchase accounting inventory fair value impact and other related inventory adjustments	(3.8)	(5.7)	(21.6)	(10.5)
Tax adjustments (d)	0.3	(11.2)	(14.9)	(11.2)

After-tax income from continuing operations, excluding restructuring and other income and charges, attributable to FMC stockholders (Non-GAAP)	$65.3	$85.6	$235.2	$275.7

Diluted earnings per common share (GAAP)	$0.38	$1.05	$2.27	$3.39
Discontinued operations per diluted share	0.08	0.08	0.21	0.26
Restructuring and other (income) charges, net per diluted share, before tax	0.44	0.21	1.16	0.24
Purchase accounting inventory fair value impact and other related inventory adjustments per diluted share, before tax	0.03	0.01	0.06	0.01
Tax effect of restructuring and other (income) charges and purchase accounting inventory fair value impact and other related inventory adjustments	(0.05)	(0.07)	(0.29)	(0.14)
Tax adjustments per diluted share	0.01	(0.15)	(0.20)	(0.15)

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges, attributable to FMC stockholders (Non-GAAP)	$0.89	$1.13	$3.21	$3.61

Average number of shares used in diluted after-tax income from continuing operations per share computations	73.1	76.0	73.3	76.3

(a)	Discontinued operations for the three and nine months ended September 30, 2009 and 2008, respectively, primarily includes provisions for environmental liabilities and legal reserves and expenses related to previously discontinued operations.

(b)	2009

Restructuring and other charges (income) for the three months ended September 30, 2009, include charges related to the closure of our manufacturing operations at our Barcelona, Spain facility, which is part of our Industrial Chemicals segment ($5.5 million), our Bayport butyllithium facility which is part of our Specialty Chemicals segment ($0.1 million) and continued charges related to the closure of our Baltimore agricultural chemicals facility ($0.2 million). We also incurred charges related to the realignment of our Alginates manufacturing operations in our Specialty Chemicals segment ($3.6 million). Additionally, restructuring and other charges (income) for the three months ended September 30, 2009, include severance charges in our Industrial Chemicals segment and Specialty Chemicals segment ($5.8 million and $1.3 million, respectively), asset abandonment charges in our Industrial Chemicals segment and Specialty Chemicals segment ($1.1 million and $0.5 million, respectively) and charges associated with a collaboration and license agreement in our Agricultural Products segment ($1.0 million). We also recorded approximately $21.0 million in connection with the resolution of a regulatory matter in our Industrial Chemicals Segment. Remaining restructuring and other charges (income) for the three months ended September 30, 2009, include a $4.9 million net gain representing recoveries related to continuing environmental sites as a Corporate item, recognition of a net deferred gain of $2.3 million associated with our Princeton facility as a result of exiting the leases and a $0.6 million gain primarily related to an asset sale in our Industrial Chemicals segment.

For the nine months ended September 30, 2009, amounts include charges related to the closure of our manufacturing operations at our Barcelona, Spain facility ($18.0 million) and our Peroxygens facility in Santa Clara, Mexico ($6.6 million), both of which are part of our Industrial Chemicals segment, our Bayport butyllithium facility which is part of our Specialty Chemicals segment ($7.6 million) and continued charges related to the closure of our Baltimore agricultural chemicals facility ($1.5 million). We also incurred charges related to the realignment of our Alginates manufacturing operations in our Specialty Chemicals segment ($9.9 million). Additionally, restructuring and other charges (income) for the nine months ended September 30, 2009, include severance charges in our Industrial Chemicals segment and Specialty Chemicals segment ($9.5 million and $2.1 million, respectively), asset abandonment charges in our Agricultural Products segment, Industrial Chemicals segment and Specialty Chemicals segment ($2.6 million, $2.6 million and $1.6 million, respectively) and charges associated with a collaboration and license agreement in our Agricultural Products segment ($2.0 million). We also recorded approximately $21.0 million in connection with the resolution of a regulatory matter in our Industrial Chemicals Segment. Remaining restructuring and other charges (income) for the nine months ended September 30, 2009, include $0.9 million net gain representing recoveries related to continuing environmental sites as a Corporate item, recognition of a net deferred gain of $2.3 million associated with our Princeton facility as a result of exiting the leases and $3.1 million of other charges primarily represented settlements with state authorities for property claims and adjustments related to previously recorded restructuring reserves.

2008

Restructuring and other charges (income) for the three months ended September 30, 2008, include continued charges related to the closure of our Baltimore agricultural chemicals facility ($0.6 million) and our Jacksonville, Florida agricultural formulation plant ($2.3 million). Both of these charges are associated with our Agricultural Products segment. Additionally, restructuring and other charges (income) for the three months ended September 30, 2008, primarily include restructuring related severance charges in our Agricultural Products segment, Industrial Chemicals segment and Specialty Chemicals segment ($1.6 million, $0.8 million and $0.3 million, respectively), asset abandonment charges in our Agricultural Products segment, Industrial Chemicals segment and Specialty Chemicals segment ($0.6 million, $0.3 million and $3.3 million, respectively) and charges associated with a collaboration and license agreement in our Agricultural Products segment ($1.0 million). Remaining restructuring and other charges (income) for the three months ended September 30, 2008, included $0.5 million of other charges primarily related to our Industrial Chemicals segment and charges associated with continuing environmental sites as a Corporate charge ($4.3 million).

For the nine months ended September 30, 2008, restructuring and other charges (income) include a net gain associated with the sale of our major research and development facility in Princeton, New Jersey ($29.6 million-gain) and a gain associated with the sale of our sodium sulfate assets in Foret which is part of our Industrial Chemicals segment ($3.6 million-gain). Fully offsetting these gains were continued charges related to the closure of our Baltimore agricultural chemicals facility ($22.2 million) and Jacksonville agricultural formulation facility ($4.9 million). We also incurred charges associated with continuing environmental sites as a Corporate charge ($10.3 million), restructuring related severance charges in our Agricultural Products segment, Industrial Chemicals segment and Specialty Chemicals segment ($3.4 million, $2.8 million and $0.5 million, respectively) and asset abandonment charges in our Agricultural Products segment, Industrial Chemicals segment and Specialty Chemicals segment ($0.6 million, $0.7 million and $3.3 million, respectively). Remaining restructuring and other charges (income) for the nine months ended September 30, 2008, included $1.5 million of other charges primarily related to our Industrial Chemicals segment and charges associated with a collaboration and license agreement in our Agricultural Products segment ($1.0 million).

(c)	Charges related to amortization of the inventory fair value step-up resulting from the application of purchase accounting associated with the third quarter 2008 acquisition in our Specialty Chemicals segment and the first quarter 2009 acquisition in our Agricultural Products segment. In 2009, we also recorded inventory adjustments related to the third quarter 2008 acquisition in our Specialty Chemicals segment and subsequent alginates business restructuring. On the condensed consolidated statements of operations these charges are included in “Costs of sales and services” for the three and nine months ended September 30, 2009 and 2008.

(d)	Tax adjustments for the three months ended September 30, 2009, are primarily a result of adjustments related to prior year tax matters. Tax adjustments for the nine months ended September 30, 2009, are primarily a result of a reduction in our liability for unrecognized tax benefits due to settlements of audits and the expiration of statute of limitations. Tax adjustments for the three and nine months ended September 30, 2008, are primarily related to adjustments to our tax liabilities for unrecognized tax benefits due to favorable conclusions to tax audits.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue

Agricultural Products	$268.3	$263.8	$782.1	$817.9
Specialty Chemicals	191.7	198.0	558.9	574.2
Industrial Chemicals	254.4	359.6	766.6	988.9
Eliminations	(1.1)	(0.6)	(3.5)	(3.4)

Total	$713.3	$820.8	$2,104.1	$2,377.6

Income from continuing operations before income taxes

Agricultural Products	$59.2	$44.1	$242.2	$211.5
Specialty Chemicals	40.9	35.9	119.5	116.9
Industrial Chemicals	20.7	67.3	57.0	148.1
Eliminations	—	0.2	(0.1)	(0.1)

Segment operating profit	120.8	147.5	418.6	476.4
Corporate	(10.3)	(12.5)	(31.9)	(37.4)
Other income (expense), net	(8.3)	(1.7)	(21.1)	(9.1)

Operating profit from continuing operations before items noted below:	102.2	133.3	365.6	429.9

Restructuring and other income (charges), net (a)	(32.3)	(15.6)	(84.9)	(18.0)
Interest expense, net	(6.2)	(7.5)	(19.7)	(24.5)
Purchase accounting inventory fair value impact and other related inventory adjustments (b)	(2.4)	(1.0)	(4.7)	(1.0)
Provision for income taxes	(27.2)	(23.3)	(74.2)	(108.0)
Discontinued operations, net of income taxes	(6.1)	(5.9)	(15.7)	(20.1)

Net income attributable to FMC stockholders	$28.0	$80.0	$166.4	$258.3

(a)	Amounts for the three months ended September 30, 2009, related to Industrial Chemicals ($32.8 million), Agricultural Products ($1.2 million), Specialty Chemicals ($5.5 million) and Corporate ($7.2 million - gain). Amounts for the three months ended September 30, 2008, related to Agricultural Products ($6.1 million), Industrial Chemicals ($1.6 million), Specialty Chemicals ($3.6 million) and Corporate ($4.3 million).

Amounts for the nine months ended September 30, 2009, related to Industrial Chemicals ($58.1 million), Agricultural Products ($6.1 million), Specialty Chemicals ($21.3 million) and Corporate ($0.6 million - gain). Amounts for the nine months ended September 30, 2008, related to Agricultural Products ($32.3 million), Industrial Chemicals ($1.0 million), Specialty Chemicals ($3.9 million) and Corporate ($19.2 million - gain).

See Note (b) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to After-Tax Income from Continuing Operations Excluding Restructuring and Other Income and Charges (Non-GAAP)” for further details on the components that make up this line item.

(b)	See Note (c) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to After-Tax Income from Continuing Operations Excluding Restructuring and Other Income and Charges (Non-GAAP)” for further details on the components that make up this line item.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	September 30, 2009	December 31, 2008
Cash and cash equivalents	$59.9	$52.4
Trade receivables, net	715.4	687.7
Inventories	380.6	380.8
Other current assets	145.2	135.0
Deferred income taxes	134.0	176.9

Total current assets	1,435.1	1,432.8

Property, plant and equipment, net	948.8	939.2
Goodwill	212.8	197.0
Deferred income taxes	221.8	243.6
Other long-term assets	227.0	181.3

Total assets	$3,045.5	$2,993.9

Short-term debt	$69.8	$28.6
Current portion of long-term debt	1.9	2.1
Accounts payable, trade and other	262.5	372.3
Guarantees of vendor financing	44.2	20.3
Accrued pensions and other post-retirement benefits, current	10.2	10.2
Other current liabilities	376.6	325.6

Total current liabilities	765.2	759.1

Long-term debt	541.9	592.9
Long-term liabilities	616.7	675.5
Equity (a)	1,121.7	966.4

Total liabilities and equity	$3,045.5	$2,993.9

(a)	On January 1, 2009, FMC adopted new accounting guidance which changes the accounting and reporting for minority interests. This guidance requires that minority interests be recharacterized as noncontrolling interests and classified as a component of equity.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Nine Months Ended September 30,
	2009	2008
Cash provided (required) by operating activities	$274.3	$317.2

Cash (required) by operating activities of discontinued operations	(31.1)	(37.8)

Cash provided (required) by investing activities:
Capital expenditures	(106.8)	(125.9)
Other investing activities	(34.4)	(15.4)

	(141.2)	(141.3)

Cash provided (required) by financing activities:
Net borrowings (repayments) under committed credit facilities	(81.3)	126.0
Increase (decrease) in short-term debt	34.5	(12.5)
Proceeds from borrowings of long-term debt	21.4	—
Repayments of long-term debt	—	(77.7)
Distributions to noncontrolling interests	(13.4)	(12.5)
Dividends paid	(27.3)	(25.1)
Repurchases of common stock	(36.4)	(126.6)
Issuances of common stock, net	6.0	12.8

	(96.5)	(115.6)

Effect of exchange rate changes on cash	2.0	(3.0)

Increase (decrease) in cash and cash equivalents	7.5	19.5

Cash and cash equivalents, beginning of year	52.4	75.5

Cash and cash equivalents, end of period	$59.9	$95.0